Exhibit 99.1

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media line:  (937) 224-5940

e-mail:  communications@dplinc.com

DPL Inc. to Build Second Solar Array Facility

Solar Installation Will be Located at the

Mound Advanced Technology Center in Miamisburg

DAYTON, Ohio, March 15, 2010 — DPL Inc. (DPL) announced today its unregulated subsidiary, DPL Energy Resources, will build a 60 kilowatt (kW) solar array at the Mound Advanced Technology Center in Miamisburg, a former Department of Energy Weapons site.

“The installation at Mound supports the city of Miamisburg’s efforts to develop the site as an energy park,” said Teresa Marrinan, senior VP, Commercial Operations. “Additionally, although small by comparison to other solar projects, it enables DPL to continue to research and develop solar projects that make the most economic sense for deployment in the region.”

Combined with the company’s other solar installation on Yankee road, this project will help DPL meet the goals of Ohio’s energy legislation, which includes targets for generating electricity with renewable sources such as solar, wind and biofuels.

When complete, the facility will generate enough power to provide electricity for five homes and will cost approximately $400,000.  Melink Corporation of Cincinnati is the general contractor of the project, and the solar installation, which will be situated on a hillside at Mound, is expected to be completed by this summer.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dpandl.com.

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